EXHIBIT 99

ITLA Capital Corporation 888 Prospect Street Suite 110 La Jolla, CA 92037

April 1, 2002

United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

RE:	ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001; CONFIRMATION OF RECEIPT OF ASSURANCES FROM ARTHUR ANDERSEN LLP

Ladies and Gentlemen:

     ITLA Capital Corporation engages Arthur Andersen LLP (“Andersen”) as its independent public accountants. Andersen completed its audit work on our financial statements for the year ended December 31, 2001 after March 14, 2002.

     We are aware of the contents of Release Nos. 33-8070 and 34-8070 and 34-45590 and the Addition of Note 3T to Article 3 of Regulation S-X (the “Temporary Note”). We have requested and received from Andersen a letter to the effect that Andersen has represented to us that its audit was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurances that the engagement was conducted in compliance with the professional standards and that there was appropriate continuity of Andersen personnel working on audits, and availability of national office consultation. We do not have foreign affiliates, so the assurance from Andersen as to foreign affiliates is not relevant.

     Based on the foregoing, we respectfully request that the Commission accept our financial statements as audited by Andersen in our Annual Report on Form 10-K for the year ended December 31, 2001.

Respectfully submitted,

/s/ Timothy M. Doyle

Timothy M. Doyle Senior Managing Director and Chief Financial Officer